news	UNIT CORPORATION
7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
February 22, 2007

UNIT CORPORATION REPORTS 2006 FOURTH QUARTER & YEAR-END RESULTS
With All-time Annual Records Set in Revenue, Operating Margins and Production

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the fourth quarter and year-end 2006. Net income for the three months ended December 31, 2006 was $81.2 million, or $1.75 per diluted share, on fourth quarter revenues of $299.3 million, compared with net income of $84.5 million, or $1.82 per diluted share, on revenues of $293.1 million for the fourth quarter of 2005. Net cash provided by operating activities in the fourth quarter was $157.1 million compared to $127.9 million reported during the same time period in 2005. The quarter-over-quarter results were primarily impacted by a 40% lower natural gas price received for Unit’s record-setting fourth quarter 2006 production.

For the year ended 2006, Unit posted a company-record $1,162.4 million total revenues, 31% higher than the $885.6 million reported for 2005. Net income for 2006 was $312.2 million, or $6.72 per diluted share, a significant increase compared to 2005’s year end net income of $212.4 million, or $4.60 per diluted share. Net cash provided by operating activities for 2006 was $506.7 million compared to $317.8 million recorded in 2005. Increased oil and natural gas production and strong dayrates for Unit’s growing rig fleet, partially offset by lower natural gas prices and higher operating costs, all contributed to increases in Unit’s year-end 2006 results.

Larry Pinkston, Unit Corporation’s Chief Executive Officer and President said: “Despite a downward shift in natural gas prices during the last half of the year, we are pleased with our results and with the records we have achieved in company revenues, contract drilling operating margins, and oil and natural gas production. Based on current market conditions, we believe that in 2007 Unit will set new operating marks in reserves and production levels for our oil and natural gas operations, Superior Pipeline, our mid-stream subsidiary, will gather record-levels of natural gas and add to its 600-plus mile system, Unit Drilling will expand its very active and very profitable rig fleet, and that Unit should report for the 24th consecutive year our replacing more than 150% of its annual production. I believe our commitment to excellence and consistent carrying out of our growth strategies will continue to provide good returns for our shareholders.”

CONTRACT DRILLING RESULTS
Contract drilling rig rates for the fourth quarter averaged a record $19,767 per day, up 33% from the comparable quarter of 2005. Operating margins for the quarter reached an all-time record averaging $11,149 per day (before elimination of intercompany drilling rig profit of $5.7 million) as compared to $7,283 per day (before elimination of intercompany drilling rig profit of $3.0 million) for 2005, an increase of 53%. Contract drilling revenues increased 29% between the comparative fourth quarters to $179.6 million, primarily due to increases in dayrates. Average drilling rig utilization was 106.7 drilling rigs in the fourth quarter of 2006, which was relatively flat from 2005’s fourth quarter rate of 106.2 drilling rigs. Currently, Unit has 117 operational drilling rigs of which 104 are under contract.

The following table illustrates Unit’s rig count at the end of each quarterly period and utilization for each quarterly period:

	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04
Rigs	117	116	115	111	112	111	103	102	100
Utilization	92%	96%	97%	98%	96%	98%	98%	98%	95%

Year-over-year contract drilling revenues increased 51% to a record $699.4 million with rig utilization increasing to an average of 109.0 drilling rigs operating during 2006 compared to an average 102.1 drilling rigs operating during 2005.

Commenting on Unit Drilling, Pinkston said: “During the year, we added six drilling rigs to our fleet, which were all diesel-electric drilling rigs with horsepower ratings from 750 to 1,500. We have been able to keep this classification of rig at a high utilization rate meeting our customers’ need to grow and maintain their production levels. Current natural gas prices are higher than we saw during the last six months of 2006, and we believe, based on our customers’ continued requests for our rigs and market data, that the drop in demand experienced in the fourth quarter should be short-lived. We’re adding a 118th rig to our fleet in the first quarter of 2007, which will go directly to work at a dayrate of approximately $23,000 and we currently plan to add an additional three rigs during 2007. We will continue to review opportunities and our customers’ needs to determine any additional change to our drilling rig fleet during 2007.”

EXPLORATION AND PRODUCTION RESULTS
Fourth quarter production for Unit’s oil and natural gas operations was a company-record 392,000 barrels of oil and a company-record 11.8 billion cubic feet (Bcf) of natural gas, a 20% Mcfe increase from the fourth quarter of 2005. Exiting the quarter, Unit was producing 152.1 MMcfe per day. Revenues for the fourth quarter were $90.1 million, 22% lower than 2005’s fourth quarter. The decrease in revenue resulted from an 11% decrease in the average price Unit received for its oil, as well as a 40% decrease in the average price of natural gas. Unit’s average natural gas price for the fourth quarter of 2006 was $5.86 per thousand cubic feet (Mcf) as compared to $9.79 per Mcf for the fourth quarter of 2005. Unit’s average oil price for the fourth quarter of 2006 was $49.50 per barrel compared to $55.41 per barrel for the fourth quarter of 2005.

The following table illustrates the results of Unit’s consistent production growth and aggressive internal drilling program:

	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04
Production, Bcfe	14.2	13.5	12.6	12.7	11.8	10.0	9.4	9.3	9.0
Realized price, Mcfe	$6.26	$6.68	$6.41	$7.36	$9.71	$8.28	$6.49	$6.00	$5.96
Wells Drilled	66	75	62	41	57	52	57	26	58
Success Rate	89%	88%	85%	88%	100%	90%	89%	92%	86%

During 2006, Unit participated in the drilling operations on 248 wells which were started in 2006, of which 233 were completed. In addition, 11 wells were completed in 2006 that were spud in 2005 for a total of 244 completed wells. Of the 244 wells, 214 were completed as producing for a success rate of 88% compared to the completion of 192 wells with a 92% success rate for 2005.

Oil and natural gas revenues were a record $357.6 million during 2006, an increase of 12% over the same period in 2005. Natural gas production was a record 44.2 Bcf during 2006, while oil production for the same period was a record 1,453,000 barrels, or a combined natural gas equivalent of 52.9 Bcfe. The 2006 figure represents a year-over-year equivalent Mcf increase of more than 30%. The average natural gas price received decreased 19% to $6.17 per Mcf compared to $7.64 per Mcf during 2005. The average oil price received was $55.11 per barrel in 2006 compared to $50.14 per barrel in 2005, a 10% increase.

Operating costs in 2006 were $1.53 per Mcfe, nearly flat to 2005 while the 2006 depreciation, depletion and amortization rate was up 24% to $2.04. Unit’s all-sources finding and development (F&D) cost in 2006 was $2.95 per Mcfe. Excluding the negative revision of 11.2 Bcfe primarily due to the 35% decrease in natural gas prices used to calculate Unit’s year-end 2006 reserves, the company would have posted an F&D per Mcfe figure of $2.69. In 2006 Unit replaced 221% of its production. Over the last 23 years, Unit has replaced its production at an average rate of 228%.

Pinkston said: “We recently announced our record total proved reserves for December 31, 2006 of 475.9 Bcfe of natural gas. Had it not been for revisions to our reserves due to lower natural gas prices, Unit would have seen its reserve base climb more than 18%. Instead, we enjoyed an increase of 15%. Accordingly, we achieved our goal of replacing 150% of the year’s production with new reserves for the 23rd consecutive year, an accomplishment of which we are very proud. We have more than 1,060 drilling sites in our inventory of proved, probable and possible locations.

The probable and possible locations have an estimated 465 Bcfe of net unrisked potential. During the past 10 years, Unit has successfully completed more than 85% of its wells, giving us a high degree of confidence that, subject to future commodity price variations, we will be able to meet our growth expectations for our E&P operations.”

MID-STREAM RESULTS
Fourth quarter 2006 gathering volumes for Unit’s mid-stream operations were 253,776 MMBtu per day, a 41% increase from the fourth quarter of 2005. The increase in volumes gathered per day is primarily attributable to one system that gathered 139,073 MMBtu and 97,867 MMBtu per day during the fourth quarter of 2006 and 2005, respectively. While gathering volumes increased, total revenue decreased 16% from the fourth quarter of 2005 due to lower natural gas prices. Processing volumes for the fourth quarter of 2006 were 45,504 MMBtu per day, an 87% increase from the fourth quarter of 2005. Operating profit (as defined below in the financial tables) for the fourth quarter was $3.9 million or 44% higher than 2005’s fourth quarter.

The following table illustrates the results of the mid-stream operations over the last two years:

	4th Qtr 06	3rd Qtr 06	2nd Qtr 06	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05
Gas gathered MMBtu/day	253,776	276,888	243,399	215,341	180,098	159,821	121,611	107,254
Gas processed MMBtu/day	45,504	35,124	22,812	23,616	24,391	36,061	31,670	30,336

Natural gas gathering volumes for 2006 were 247,537 MMBtu per day, a 74% increase over 2005, while operating profit before depreciation for 2006 was $13.0 million and $8.0 million for 2005, an increase of 63%.

Unit’s mid-stream operations are conducted through Superior Pipeline Company LLC and its subsidiaries, which operate three natural gas treatment plants, owns six processing plants, 37 active gathering systems and 600 miles of pipeline.

Pinkston said: “Superior is continuing to establish a significant operation in the Arkoma and Mid-Continent basins, two of America’s important regional plays for meeting the growing need for natural gas. We are actively reviewing opportunities to grow this side of our operations and look forward to telling this growth story.”

FINANCIAL RESULTS
In addition to the results announced above, Unit ended the year with working capital of $72.0 million, long-term debt of $174.3 million, and a debt to capitalization ratio of 13%. As of December 31, 2006, Unit had $100.7 million of borrowing capacity based on the borrowing base associated with its current credit facility.

WEBCAST
Unit will webcast its fourth quarter and year-end earnings conference call live over the Internet on February 22, 2007 at 11:30 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, our ability to meet our consecutive quarterly positive net income goals, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Statement of Income:
Revenues:
Contract drilling	$179,597	$139,762	$699,396	$462,141
Oil and natural gas	90,081	115,389	357,599	318,208
Gas gathering and
processing	29,023	34,569	101,863	100,464
Other	633	3,393	3,527	4,795
Total revenues	299,334	293,113	1,162,385	885,608

Expenses:
Contract drilling:
Operating costs	75,861	71,582	313,882	266,472
Depreciation	13,870	11,866	51,959	42,876
Oil and natural gas:
Operating costs	22,266	19,863	81,120	60,779
Depreciation,
depletion
and amortization	31,344	21,650	108,124	67,282
Gas gathering and
processing:
Operating costs	25,100	31,851	88,834	92,467
Depreciation and
amortization	2,228	1,012	6,247	3,279
General and
administrative	5,692	3,888	18,690	14,343
Interest	2,038	1,280	5,273	3,437
Total expenses	178,399	162,992	674,129	550,935
Income Before Income Taxes	120,935	130,121	488,256	334,673

Income Tax Expense:
Current	23,071	23,380	112,812	64,565
Deferred	16,682	22,281	63,267	57,666
Total income
taxes	39,753	45,661	176,079	122,231

Net Income	$81,182	$84,460	$312,177	$212,442

Net Income per Common
Share:
Basic	$1.76	$1.83	$6.75	$4.62
Diluted	$1.75	$1.82	$6.72	$4.60
Weighted Average Common
Shares Outstanding:
Basic	46,243	46,140	46,228	45,940
Diluted	46,462	46,443	46,451	46,189

	December 31,	December 31,
	2006	2005
Balance Sheet Data:
Current assets	$232,940	$223,685
Total assets	$1,874,096	$1,456,195
Current liabilities	$160,942	$172,512
Long-term debt	$174,300	$145,000
Other long-term liabilities	$55,741	$41,981
Deferred income taxes	$325,077	$259,740
Shareholders’ equity	$1,158,036	$836,962

	Year Ended December 31,
	2006	2005
Statement of Cash Flows Data:
Cash Flow From Operations before
Changes in Working Capital (1)	$549,542	$386,188
Net Change in Working Capital	(42,840)	(68,417)
Net Cash Provided by Operating Activities	$506,702	$317,771

Net Cash Used in Investing Activities	$(540,723)	$(384,996)
Net Cash Provided by Financing Activities	$33,663	$67,507

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Contract Drilling Operations Data:
Rigs Utilized	106.7	106.2	109.0	102.1
Operating Margins (2)	58%	49%	55%	42%
Operating Profit Before
Depreciation (2) ($MM)	$103.7	$68.2	$385.5	$195.7

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	392	296	1,453	1,084
Natural Gas - MMcf	11,820	10,003	44,169	34,058
Average Prices:
Oil - MBbls	$49.50	$55.41	$55.11	$50.14
Natural Gas - MMcf	$5.86	$9.79	$6.17	$7.64
Operating Profit Before
DD&A (2) ($MM)	$67.8	$95.5	$276.5	$257.4

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	253,776	180,098	247,537	142,444
Gas Processing - MMBtu/day	45,504	24,391	31,833	30,613
Operating Profit Before
Depreciation and
Amortization (2) ($MM)	$3.9	$2.7	$13.0	$8.0
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by operating revenue.